Exhibit 99.4

THIRD AMENDMENT
TO THE
RESTATED PARK PLACE
ENTERTAINMENT CORPORATION
401(k) SAVINGS PLAN

WHEREAS, the Restated Park Place Entertainment Corporation 401(k) Savings Plan (the “Plan”) was adopted on March 22, 2001;

WHEREAS, under Section XIII of the Plan, Park Place Entertainment Corporation reserved the right to amend the provisions of the Plan through action of its Board of Directors;

WHEREAS, the First Amendment to the Plan was adopted on November 21, 2001;

WHEREAS, the Second Amendment to the Plan was adopted on December 31, 2002; and

WHEREAS, it has become necessary to amend the Plan in order to incorporate the final Treasury Regulations under Section 401(a)(9) of the Internal Revenue Code that are applicable to the Plan as of January 1, 2003.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.                                       Paragraph (e) of Section 7.1 is amended to read as follows:

“(e)                            Notwithstanding paragraphs (a) and (b) of this Section 7.1, any Participant who ceases to be an Employee on account of his Retirement or Disability may elect, in lieu of a lump sum cash payment, to receive his distribution in the form of substantially equal monthly installments not to exceed the lesser of (i) 120 or (ii) the maximum monthly installments based upon the Participant’s life expectancy computed in accordance with the provisions of Section 7.4(a)(ii)(A), or if the Participant’s spouse is the sole Beneficiary, then in accordance with the provisions of Section 7.4(a)(ii)(B).  A Participant who elects to receive his distribution in the form of installments may at any time elect to receive a single lump sum cash payment of the remaining unpaid installments.”

2.                                       Section 7.2 is amended to read as follows:

“(a)                            If a Participant ceases to be an Employee on account of his death, or if a Participant dies before his Retirement or Disability, but before receiving any distribution from his Account Balance hereunder:

(i)                                     the Participant’s Beneficiary shall receive a distribution of the Participant’s entire Account Balance in the form of a lump sum cash payment; or

(ii)                                  if the Participant’s Beneficiary is an individual designated as a Beneficiary in accordance with Section 1.401(a)(9)-4, Q&A-1 of the Treasury Regulations (the “Designated Beneficiary”), the Designated Beneficiary may elect to have the Participant’s Account Balance paid in installments not to exceed the lesser of (a) 120 or (b) the maximum monthly installments based on the Designated Beneficiary’s life expectancy computed in accordance with the provisions of Section 7.4(a)(ii)(A).

The distribution of the Account Balance under this paragraph (a) shall be made (or commence to be made) no later than the December 31 of the calendar year immediately following the calendar year in which the Participant died.  A Beneficiary who elects to have the Participant’s Account Balance paid in installments may at any time elect to receive a single lump sum cash payment of the remaining unpaid installments.

(b)                                 Notwithstanding paragraph (a) of this Section, if there is no Designated Beneficiary as of September 30 of the calendar year following the calendar year of the Participant’s death, distribution of the Participant’s entire Account Balance shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(c)                                  If the Participant described in paragraph (a) of this Section dies before receiving any distribution of his Account Balance, the Participant’s surviving spouse is the sole Designated Beneficiary, and the surviving spouse dies before distributions commence, Section 7.2(a) shall apply as if the surviving spouse were the Participant.

(d)                                 If a Participant who ceased to be an Employee on account of Retirement or Disability dies after commencing to receive a distribution of his Account Balance in the form of installment payments as provided in Section 7.1(e), but prior to the completion of the distribution of the entire Account Balance, the Participant’s Beneficiary shall be paid the remaining installments at the same time, in the same manner and for the remaining scheduled period of such installments; provided, however, that the Participant’s Beneficiary may elect to receive a single lump sum cash payment of the remaining unpaid installments.”

3.                                       Paragraph (c) of Section 7.3 is amended by adding the following sentence at the end thereof to read:

“If a Participant described in paragraph (a) of this Section should die prior to receiving a distribution of his Vested Account Balance, the Participant’s Beneficiary shall receive a distribution of the Participant’s Vested Account Balance in a lump sum cash payment as soon as practicable after the Participant’s death, but in no event later than the December 31 of the calendar year immediately following the calendar year in which the Participant died.”

4.                                       Paragraph (a) of Section 7.4 is amended to read as follows:

“(a)                            (i)                                     Notwithstanding anything to the contrary in this Article, as required by Code Section 401(a)(9) and the Treasury Regulations thereunder, with respect to any Participant who is a “five percent owner” (as defined in Code Section 416), the distribution of such Participant’s Account Balance shall be made (or commence) in accordance with subparagraph (ii) of this paragraph no later than April 1 of the calendar year following the calendar year in which the Participant reaches age 70-1/2 (the “Required Beginning Date”), regardless of whether such Participant is still actively employed as of such date. If the Participant continues to participate in the Plan, the minimum amount that must be distributed to the Participant in accordance with subparagraph (ii) of this paragraph for other calendar years, including the required minimum distribution for the calendar year in which the Participant’s Required Beginning Date occurs, shall be distributed on or before December 31 of that calendar year.

(ii)                                  At the election of the Participant, the Participant’s Account Balance shall either be distributed in its entirety to the Participant in accordance with Code Section 401(a)(9)(A)(i) and the Treasury Regulations thereunder, or distributed to the Participant during the Participant’s lifetime in an amount for each distribution calendar year that is the lesser of:

(A)                              the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(B)                                if the Participant’s sole Designated Beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

For purposes of calculating the required minimum distribution pursuant to this subparagraph (ii), the first “distribution calendar year” shall be the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date.  All other “distribution calendar years” shall be the calendar year in which the minimum distribution is required.  In addition, the Participant’s Account Balance shall mean the Account Balance as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (the “Valuation Calendar Year”), increased by the amount of any contributions made and allocated to the Account Balances as of dates in the Valuation Calendar Year after the Valuation Date and decreased by distributions made in the Valuation Calendar Year after the Valuation Date.”

5.                                       Section 7.4 is amended by adding new paragraph (e) at the end thereof to read:

“(e)                            All distributions made under this Article VII, Article XVIII or Article XXII shall be made in accordance with Code Section 401(a)(9) and Sections 1.401(a)(9)-1 through 1.401(a)(9)-9 of the Treasury Regulations.  The provisions in the Plan reflecting Code Section 401(a)(9) shall override any distribution option in the Plan inconsistent with Code Section 401(a)(9).”

6.                                       Paragraph (a) of Section 18.4 is amended by adding the following at the end thereof to read:

“Periodic payments made under this Section shall not exceed the number of payments that would otherwise be permitted under Section 7.1(e).”

7.                                       The last sentence of Paragraph (b) of Section 18.4 is amended to read as follows:

“Such payment shall be made no later than the December 31 of the calendar year immediately following the calendar year in which the Participant died.”

8.                                       Paragraph (b) of Section 22.3 is amended to read as follows:

“(b)                           A Participant who (i) has an Account Balance that exceeds $5,000, (ii) had amounts transferred to the Plan from the Claridge Plan pursuant to this ARTICLE XXII and (iii) terminates employment for any reason other than his death, may elect, in lieu of the benefit forms available under Section 7.1 and Section 7.3, to receive a distribution of his Vested Account Balance in the form of substantially equal monthly, quarterly or annual installments over a period not to exceed the period determined under Section 7.1(e); provided, however, that the Participant (or Beneficiary) may elect to receive an earlier payment of such Account Balance.”

9.                                       Effective Date.

This Third Amendment to the Plan shall be effective as of January 1, 2003.

IN WITNESS WHEREOF, Park Place Entertainment Corporation has executed this Third Amendment to the Plan on this 30th day of December, 2003.

ATTEST:	PARK PLACE ENTERTAINMENT CORPORATION

/s/ Carleeta Howard	By:	/s/ Wallace R. Barr

	Title:	President